Exhibit 1.1

North East Insurance Company
Scarborough Court
482 Payne Road - 4th Floor
Scarborough, Maine  04074
(207) 883-2232

Office of the President
Via Express Mail

June 5, 1996

Mr. Murry N. Gunty
Ballantrae Partners, L.L.C.
75 West End Avenue R-12E
New York, New York  10023

Dear Murry:

I wanted to follow up on our conversation of last Friday. My initial reaction to your request that I join Ballantrae has not changed after reflection and discussion with Board members and others close to North East. While I appreciate your confidence in me, I simply am not in a position to consider such a request until my Board of Directors has had an opportunity to review and evaluate your proposal to acquire control of North East.

You have also asked for assistance in putting together a Business Plan for use in your Form A application. Assuming that appropriate confidentiality protections are given, I would be willing to ask my Board for permission to provide you with a copy of North East's most recent Business Plan. It is my understanding, however, that the Maine Bureau of Insurance is looking for your group to put together its own independent plan. We, too, are very interested in seeing this, particularly with regard to your comments about raising significant new capital for the Company.

I will say, Murry, that I was disturbed by your suggestion that if I fail to join forces with Ballantrae at this point, you will have no choice but to replace me. This is plainly inconsistent with the position set forth in your Schedule 13D and statements that you have made to us and others in recent weeks. Obviously, if you succeed in getting control of North East, you will have the power to replace management and the directors. I am sure you understand, however, that my obligations run to North East and that I will look for my Board for guidance in dealing with Ballantrae.

In the meantime, we look forward to reviewing Ballantrae's Form A application.

Very truly yours,

NORTH EAST INSURANCE COMPANY

/s/ Robert G. Schatz

Robert G. Schatz

mmc

pc:  NEIC Board of Directors
     Deborah L. Harmon, Managing Director - Ballantrae Partners
     Jonathan S. Kern, Managing Director - Ballantrae Partners
     Reginald Strickland, Managing Director - Ballantrae Partners